Exhibit 4.1

LIZHI INC.

(incorporated in the Cayman Islands with limited liability)

AMENDED AND RESTATED 2019 SHARE INCENTIVE PLAN

Adopted on March 18, 2020

1. Purposes of the Plan. The purposes of this Amended and Restated 2019 Share Incentive Plan (the “Plan”) are to replace the 2019 Share Incentive Plan in its entirety and attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business. The Plan provides both for the direct award or sale of Shares and for the grant of Options to purchase Shares, as determined by the Administrator at the time of grant.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” means the Board, any Committee appointed by the Board, or any such person as authorized by the Board from time to time to administer the Plan.

(b) “Applicable Laws” means any applicable law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common or customary law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure of any governmental authority.

(c) “Articles” means the memorandum and articles of association of the Company, as may be amended and restated from time to time.

(d) “Award” means the grant of an Option, Restricted Share, Restricted Share Unit, or other right or benefit authorized to be granted under the Plan.

(e) “Award Agreement” means a written agreement executed by the Company and the Participant, evidencing the terms and a condition of an individual Award granted under the Plan, and includes any documents attached to or incorporated into the Award Agreement. The Award Agreement shall be subject to the terms and conditions of the Plan.

(f) “Award Date” means the date an Award is granted to a Participant in accordance with Section 6(j) hereof.

(g) “Board” means the board of directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Participant’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Participant and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Participant’s:

(i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity;

(ii) dishonesty, misconduct or material breach of any agreement with the Company or a Related Entity (including material breach of any employment agreement with the Company or a Related Entity); or

(iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(i) “Change in Control” means the occurrence of any of the following events:

(i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) the consummation of the sale, lease, or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Anything in the foregoing to the contrary notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(j) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(k) “Company” means LIZHI INC., a company incorporated under the laws of the Cayman Islands limited by shares.

(l) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as an Employee or Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(m) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Participant’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Participant provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or any Related Entity, including sick leave, military leave, or any other personal leave, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement).

(n) “Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means total and permanent physical disability.

(q) “Drag-Along Sale” has the meaning as defined in the shareholders agreement entered into by and among the shareholders of the Company from time to time, as amended from time to time.

(r) “Employee” means any person, including an officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a Director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(s) “Fair Market Value” means, as of any date, the value of the Shares determined by the Administrator in good faith and with reference to the market value of such shares in accordance with Applicable Laws.

(t) “Participant” means an Employee, Director or Consultant who receives an Award under the Plan.

(u) “IPO” shall mean a firm underwritten public offering of any equity securities of the Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering) by an internationally recognized investment bank confirmed by the Board which results in such equity securities trading publicly on the New York Stock Exchange, NASDAQ, Hong Kong Stock Exchange, Shanghai/Shenzhen Stock Exchange or such other recognized regional or national securities exchange that is approved by the Board.

(v) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(w) “Ordinary Share” means an ordinary share of the Company, as adjusted in accordance with Section 13 hereof.

(x) “Plan” means this 2019 Share Incentive Plan, as amended from time to time.

(y) “Related Entity” means any Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity Controlled by the Company or a Subsidiary of the Company.

(z) “Restricted Share” means a Share awarded under the Plan to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(aa) “Restricted Share Unit” means a grant of a hypothetical number of Ordinary Shares, to be settled upon vesting in either Ordinary Shares or cash, as determined by the Administrator.

(bb) “Share” means an Ordinary Share of the Company.

(cc) “Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the applicable accounting standards, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

3. Shares Subject to the Plan.

(a) The Plan shall replace and supersede the 2018 BVI Share Incentive Plan in its entirety, and the 2018 BVI Share Incentive Plan shall be of no further force or effect upon the Effective Date. In connection with the adoption of this Plan, the awards granted and outstanding under the 2018 BVI Share Incentive Plan shall be relinquished and no holders of any awards granted under the 2018 BVI Share Incentive Plan shall be entitled to any rights, benefits or privileges in any equity interests in the BVI Subsidiary pursuant to Section 3(a) and certain agreement by and among the Company, the BVI Subsidiary and the chief executive officer of the Company authorized by and acting on behalf of the participants of the 2018 BVI Share Incentive Plan. It is the intention of the Company and the BVI Subsidiary to replace the equity awards granted under the 2018 BVI Share Incentive Plan with the applicable Awards to be granted hereunder in order to prevent an adverse impact on the rights of the participants of the 2018 BVI Share Incentive Plan as a result of the incorporation of the Company of the Company which became the sole parent of the BVI Subsidiary in March 2019.

(b) Subject to the provisions of Section 11 below, the maximum aggregate number of Shares which may be issued pursuant to Awards granted under the Plan shall be 100,000,000 unissued Shares, proportionally adjusted to reflect any share dividends, share splits, or similar transactions (the “ESOP Pool”). For the avoidance of doubt, if the shareholders of the Company adopt a share capital structure with weighted voting rights for certain Ordinary Shares in the future, the Shares that may be issued from the ESOP Pool will not carry any special voting right(s) and will not be entitled to more than one vote per Share on any matters submitted for approval to the shareholders of the Company. The holders of Shares awarded under the Plan irrevocably and unconditionally agree to vote in favor of the adoption of such share capital structure.

(c) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expired (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan and such Shares shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited or repurchased by the Company, or except for vested Restricted Shares returned to the Company and exchanged for unrestricted Ordinary Shares, or except otherwise provided in the Award Agreement, such Shares shall become available automatically for future grant under the Plan. To the extent not prohibited by the listing requirements of an established stock exchange or national market system on which the Ordinary Shares are traded and Applicable Laws, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incidental to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Administrator.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration. The Plan shall be administered by (A) the Board, (B) a Committee designated and established by the Board, which Committee shall be constituted in accordance with the Applicable Laws and the Articles, or (C) any such person as authorized by the Board from time to time. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more officers to grant such Awards and may limit such authority of the Committee as the Board determines from time to time.

(ii) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this Section 4(a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value, in accordance with Section 2(r) hereof;

(ii) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(iii) to determine whether and to what extent Awards are granted hereunder;

(iv) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder, except that the Administrator may reduce the number of Shares covered by any Award prior to the execution of the relevant Award Agreement;

(v) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vi) to determine or amend the terms and conditions of any Award granted hereunder, including the exercise price, the purchase price, the time or times when Awards may be exercised (which may be based on performance criteria), any restriction or limitation regarding any Award or the Shares relating thereto, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an option, and accelerations or waivers thereof, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent;

(viii) to decide all other matters that must be determined in connection with an Award;

(ix) to establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(x) to construe and interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(xi) to make all other decisions and determinations, and take such other action not inconsistent with the terms of the Plan, that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan and assure compliance with all applicable legal and accounting requirements.

(c) Effect of Administrator’s Decision. All decisions, determinations, and interpretations by the Administrator with respect to the Plan shall be final and binding on all Participants.

(d) Indemnification. In addition to such other rights of indemnification as they may have as Directors or Employees, Directors and Employees to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards may be granted to Employees, Directors and Consultants. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Restricted Shares, (ii) Restricted Share Unit, (iii) Options with a fixed or variable exercise price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Any Award may consist of Restricted Shares, Restricted Share Unit and Options in any combination.

(b) Designation of Award. Each Award shall be designated in the Award Agreement.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, share purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan, include a trust or similar arrangements, to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Administrator from time to time.

(g) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Participant may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(h) Term of Award. The term of each Award shall be the term stated in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Participant has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(i) Non-transferability of Awards. Unless otherwise determined by the Administrator and provided in the applicable Award Agreement, as the same may be amended, no Award shall be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner (whether by operation of law or otherwise) other than by will or Applicable Laws of descent and distribution or pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment, or similar process. Upon any attempt to pledge, assign, hypothecate, transfer, or otherwise dispose of any Award or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by this Plan, such Award shall thereupon terminate and become null and void. Awards may be exercised during the lifetime of the Participant only by the Participant.

(j) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

7. Terms and Conditions of Options.

(a) Exercise of Option. The Option may not be exercised until vested pursuant to the applicable Award Agreement. The Administrator shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten (10) years, subject to approval by the Administrator of extension of the exercise period for an Option beyond ten (10) years from the date of the grant. The Administrator shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised. Once vested, the vested portion of the Option may be exercised in whole or in any part, at any time, subject to the terms of the Plan and the Award Agreement.

(b) Exercise Price. The exercise price per share subject to an Option shall be determined by the Administrator and set forth in the Award Agreement and may be a fixed or variable price related to the Fair Market Value of the Shares. The exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by applicable laws, rules and regulations, a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Participants.

(c) Transfer Restrictions. Unless approved by the Administrator, the Participant shall not transfer any Shares issued upon the exercise of any Option, or any interest therein, to any person or entity that is a competitor of the Company, as determined by the Company in its sole discretion. The Participant shall give written notice to the Company setting forth such desire to transfer, the number of Shares to be transferred, and at least the name and address of the proposed transferee. Upon receipt of the notice, the Company shall (i) have an assignable option to purchase any or all of such Shares, or (ii) approve or disapprove such transfer.

(d) Termination of Service (other than by Death or Disability).

(i) If a Participant’s Continuous Service terminates for any reason other than because of death or Disability, such reasons including the Participant’s resignation and the Company’s termination of the Participant’s employment agreement (with or without Cause), then the Participant’s Options shall expire on the earliest of the following occasions:

(A) The expiration date set forth in the corresponding Award Agreement;

(B) The seventh (7th) day following the termination of the Participant’s Continuous Service for any reason other than that in Section 7(d)(i)(C); and

(C) Immediately expired upon termination or demission of such Participant’s Continuous Service for Cause.

(ii) Unless the Award Agreement provides otherwise, the Company may, at its sole discretion, choose to redeem the vested portion of the Options granted to such Participant at a price of up to ten (10) times the exercise price per share of an Option, or allow such Participant to decide whether to exercise the vested portion of the Options within seven (7) days after the termination of the Participant’s Continuous Service, or within such other period of time as is determined by the Administrator in its sole discretion (but no later than the expiration of the term of such Option as set forth in the Award Agreement) subject to the satisfaction of any condition the Administrator sees fit, by paying the total exercise price in one lump sum, but only to the extent that the Options were vested and exercisable as of expiration date determined by Section 7(a) hereof. If the Participant fails to exercise his or her Options within the said time period, the Options will terminate, and the underlying shares of the Options will revert to the Plan. The Options, to the extent not vested and exercisable on the date of termination of a Participant’s Continuous Service, shall terminate and be forfeited upon the termination of a Participant’s Continuous Service.

(e) Rights on Death or Disability.

(i) Unless otherwise provided in the Award Agreement, if a Participant’s Continuous Service terminates as a result of the Participant’s death or disability, then the Participant’s Options shall expire on the earlier of the following dates:

(A) the expiration date set forth in the corresponding Award Agreement; and

(B) the last day of the 12-month period following the Participant’s death or Disability, or such later date as the Administrator may determine and specify in the Award Agreement.

(ii) The Company may redeem all or part of the Participant’s Options at the Fair Market Value of such Options, and the rest of the vested portion of Participant’s Options, which are not fully redeemed, may be exercised at any time before the expiration of the Options as set forth in Section 7(e)(i) hereof by the Participant, but only to the extent that the Options were vested and exercisable as of the date of the Participant’s death or Disability, or had become vested and exercisable as a result of the death, unless the Award Agreement provides otherwise. Any unvested Option or Shares subject to the portion of the Option that are vested as of the Participant’s death or Disability but that are not purchased prior to the expiration of the Option pursuant to this Section 7(e)(ii) shall be forfeited immediately following the Option’s expiration.

8. Terms and Conditions of Restricted Shares.

(a) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Shares, to transfer the Restricted Shares, or the right to receive dividends on the Restricted Share). These restrictions may lapse separately on in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter. Unless the Administrator determines otherwise, Restricted Shares shall be held by the Company as escrow agent until the restrictions on such Restricted Shares have lapsed.

(b) Forfeiture and Repurchase. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon termination of the Participant’s Continuous Service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited to the Company for no consideration. Notwithstanding the foregoing, the Administrator may:

(i) provide in any Award Agreement that restrictions or forfeiture and repurchase conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specific causes; and

(ii) In other cases waive in whole or in part restrictions or forfeiture and repurchase conditions relating to Restricted Shares.

(c) Removal of Restrictions. Except as otherwise provided in the Plan, Restricted Shares granted shall be released from escrow as soon as practicable after the last day of the period of restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Shares shall become unrestricted and freely transferable by the Participant, subject to applicable legal restrictions, any lock-up agreement between the Company and any underwriter or depositary bank in connection with an IPO, and the provisions of the Award Agreement, provided however, that unless approved by the Administrator, the Participant shall not transfer any Shares issued upon the expiration or removal of any restriction imposed on any Restricted Shares, or any interest therein, to any person or entity that is a competitor of the Company, as determined by the Company in its sole discretion. The Participant shall give written notice to the Company setting forth such desire to transfer, the number of Shares to be transferred, and at least the name and address of the proposed transferee. Upon receipt of the notice, the Company shall (i) have an assignable option to purchase any or all of such Shares, or (ii) approve or disapprove such transfer.

9. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be determined by the Administrator. Notwithstanding the foregoing provisions of this Section 9(a), in the case of an Award issued pursuant to Section 6(d) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award, in each case, the value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Laws.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i) cash;

(ii) wire transfer of immediately available funds;

(iii) if the exercise or purchase occurs after the IPO, surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Participant for a period of more than six (6) months (and not used for another Award exercise by attestation during such period);

(iv) with respect to Options, if the exercise occurs after the IPO, payment through a broker-dealer sale and remittance procedure pursuant to which the Participant (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written instructions to the Company to deliver the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(v), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares shall be delivered under the Plan to any Participant or other person until such Participant or other person has made arrangements acceptable to the Administrator for the satisfaction of any income and employment tax withholding obligations under any Applicable Laws. Upon exercise of an Award the Company shall withhold or collect from Participant an amount sufficient to satisfy such tax obligations. The Company or any Related Entity shall have the sole discretion and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s payroll tax obligations) required or permitted by applicable laws to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company delay the issuance of any Shares otherwise issuable under any Award (or allow the return of Shares) having a Fair Market Value equal to the amount of taxes required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be delayed to be issued with respect to the issuance or vesting of any Award or the payment of any proceeds in relation to any Award to any Participant (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy any income and payroll tax liabilities applicable to the Participant shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for the applicable income and payroll tax purposes that are applicable to such supplemental taxable income.

10. Exercise of Award.

(a) Procedure for Exercise; Rights as a Shareholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares in the manner as provided for in Section 9(b) with respect to which the Award is exercised and applicable withholding taxes, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 9(b)(iv).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may be exercised following the termination of a Participant’s Continuous Service only to the extent provided in the Plan or the Award Agreement.

(ii) Where the Plan or the Award Agreement permits a Participant to exercise an Award following the termination of the Participant’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(c) Exercise in Violation of Applicable Laws. Notwithstanding the foregoing, regardless of whether an Award has otherwise become exercisable, the Award may not be exercised if the Administrator (in its sole discretion) determines that an exercise could violate any Applicable Laws or any lock-up agreement between the Company and any underwriter or depositary bank in connection with an IPO.

11. Conditions Upon Issuance of Shares.

(a) Subject to Section 8, Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the advice of counsel for the Company with respect to such compliance.

(b) As a condition to the issuance of Shares under an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

(c) As a condition to the issuance of Shares under an Award and subject to the Award Agreement, the Participant shall grant a power of attorney to the Board or any person designated by the Board to exercise the voting rights with respect to the Shares and the Company may require the person exercising such Award to acknowledge and agree to be bound by the provisions of the shareholders agreement entered into by and among the shareholders of the Company from time to time, as amended from time to time, as if the Participant is a holder of Ordinary Shares thereunder.

(d) As a condition to the issuance of Shares under of an Award and unless otherwise determined by the Administrator, the Participant shall have achieved applicable performance targets or passed applicable annual performance review prior to the date of such exercise.

12. Rights as a Member. Until the Shares are issued pursuant to the Plan and the Award Agreement (as evidenced by the appropriate entry of the name of the Participant in the Register of Members of the Company), no right to vote or receive dividends or any other rights as a member shall exist with respect to the Shares, notwithstanding the exercise of the Award. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

13. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Participant in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Ordinary Shares including a corporate merger, consolidation, acquisition of property or equity, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

14. Change in Control. In the event of a Change in Control, unless the Award Agreement provides otherwise, each outstanding Award shall be assumed or an equivalent award shall be substituted by, and each right of the Company to repurchase or redeem Shares upon termination of a Participant’s Continuous Service shall be assigned to, the successor corporation. If, in the event of a Change in Control, the Award is not assumed or substituted, or the repurchase or redemption right is not assigned, in the case of an outstanding Award, the Award shall fully vest immediately and the Participant shall have the right to exercise the Award as to all of the Shares covered by the Award, including Shares as to which it would not otherwise be vested or exercisable, and, in the case of Restricted Shares, the Company’s repurchase or redemption right shall lapse immediately and all of the Restricted Shares subject to the repurchase or redemption right shall become vested. If the Award becomes fully vested and exercisable, in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period, provided that, in the event of the proposed merger or consolidation of the Company with any other corporation as set forth in Section 2(h)(iii) hereof, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Company has the right to redeem/purchase all or part of the Participant’s Award at the Fair Market Value of such Award, and the Company may use its best efforts to allow such Participant to swap the rest of the vested portion of the Award, which are not fully redeemed or repurchased, but only to the extent that the Award was vested and exercisable as of the date fifteen (15) days prior to the proposed transaction, to the applicable equity awards of the successor corporation (subject to the terms and conditions of the share-based compensation plan of the successor corporation). The balance of the Shares underlying the Awards shall be forfeited as of the date fifteen (15) days prior to the proposed transaction, unless the Award Agreement provides otherwise. For purposes of this Section 14, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share covered by the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in connection with the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received in the Change in Control is not solely common stock or ordinary shares of the successor corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share covered by the Award, to be solely common stock or ordinary shares of the successor corporation equal in Fair Market Value to the per Share consideration received by holders of Shares in the Change in Control.

15. Effective Date and Term of Plan. The Plan shall become effective upon the date hereof (the “Effective Date”). Unless otherwise terminated by the Board or the Committee pursuant to Section 16(a), the Plan shall continue in effect for a term of ten (10) years after the Effective Date. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

16. Amendment, Suspension or Termination of the Plan.

(a) The Administrator may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vii) or this Section 16(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

17. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve such number of Shares as shall be sufficient to satisfy the Company’s obligations to deliver Shares pursuant to the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18. Legending Share Certificates. In order to enforce any restrictions imposed upon Shares issued upon the exercise of Awards, the Administrator may cause a legend or legends to be placed on any share certificates representing the Shares, which legend or legends shall make appropriate reference to the restrictions, including, without limitation, a restriction against sale of the Shares for any period as may be required by Applicable Laws.

19. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Participant any right with respect to the Participant’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Participant’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Participant who is employed at will is in no way affected by its determination that the Participant’s Continuous Service has been terminated for Cause for the purposes of this Plan.

20. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.

21. Vesting Schedule. The Awards to be issued to any Participant under the Plan shall be subject to the vesting schedule as specified in the Award Agreement.

22. Drag-Along Sale. In the event of a Drag-Along Sale, the Participants who hold any Shares acquired upon exercise of the Award shall sell, transfer, convey or assign all of their Shares pursuant to, and so as to give effect to, the Drag-Along Sale, and each of such Participants shall grant to the then current chief executive officer of the Company or an authorized officer, a power of attorney to transfer his/her Shares and to do and carry out all other acts and to sign all other documents that are necessary or advisable to complete the Drag-Along Sale.

23. Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Related Entity. The Participants shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

24. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

25. Governing Law. The Plan shall be governed by and construed in accordance with the laws of Hong Kong. The Plan shall operate subject to the Articles and any shareholders agreement of the Company (as may be amended and restated from time to time).